Exhibit 99.1

Press Contacts:

Christen Graham or Cathleen Porter

Warner Communications

Phone: (978) 526-1960

christen@warnerpr.com or cathleen@warnerpr.com

Investor Inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

866-402-4295 or 208-292-2818

NightHawk Radiology Holdings Acquires Teleradiology Diagnostic Service

Expands Leadership in California

COEUR D’ALENE, IDAHO – FEBRUARY 12, 2007 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK), the leading provider of radiology services and workflow solutions to radiologists and hospitals throughout the United States, today announced the acquisition of Teleradiology Diagnostic Service, Inc. (“TDS”), a California-based provider of off-hours teleradiology services. TDS is a leading provider of off-hours teleradiology services on the West Coast, providing services to hospitals throughout California, the largest market in the U.S.

“We are pleased to significantly expand our presence in California. Together with TDS, we believe that we are now the largest provider of off-hours teleradiology services in that state.” said Dr. Paul Berger, NightHawk’s Chairman and Chief Executive Officer. “We are also excited to add TDS’s outstanding radiologists to our team. TDS is renowned for its quality of service and customer retention, both of which are cornerstones of NightHawk’s success.”

Following the acquisition, TDS will operate as a subsidiary of NightHawk Radiology Holdings, Inc., and Dr. Wilson Wong, Chief Executive Officer and President of TDS, will continue to lead TDS’s operations.

“We are excited about this opportunity to become part of NightHawk’s outstanding team,” said Dr. Wong. “With NightHawk’s reputation, resources and industry-leading technology, we are confident that this partnership will enhance the practices of our radiology group customers and the quality of patient care throughout California.”

NightHawk paid cash for TDS and expects the transaction to be accretive to earnings per share in 2007.

About NightHawk

NightHawk (NASDAQ: NHWK), headquartered in Coeur d’Alene, Idaho, is the leading provider of radiology services to radiology groups and hospitals throughout the United States. Its team of highly-qualified, U.S. board certified, state-licensed and hospital-privileged radiologists uses its proprietary workflow technology to provide radiological interpretations to its customers from centralized reading facilities located in the United States, Sydney, Australia, and Zurich, Switzerland, twenty-four hours a day, seven days a week.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits and accretive nature of NightHawk’s acquisition of TDS. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Other factors that could cause operating and financial results to differ are described in NightHawk’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

“NHWKF”